Filed pursuant to Rule 424(b)(3)

Registration No. 333-107787

PROSPECTUS SUPPLEMENT NO. 5 DATED FEBRUARY 12, 2004

(to prospectus dated November 12, 2003)

$239,794,000

Senior Convertible Notes due 2033

and

Common Stock Issuable upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated November 12, 2003 of Valassis Communications, Inc. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of up to $239,794,000 aggregate principal amount at maturity of our senior convertible notes due 2033 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table of selling securityholders contained on pages 47-49 of the prospectus or any supplement thereto, the information set forth in the table below regarding such selling securityholder supercedes the information in the prospectus or any supplement thereto.

The table below sets forth the following updated information regarding the selling securityholders listed in the table of selling securityholders contained on pages 47-49 of the prospectus.

Name and Address	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio 53 Forest Avenue Old Greenwich, CT 06870	$1,039,000	0.43%	15,754	*

Univest Convertible Arbitrage Fund Ltd. 53 Forest Avenue Old Greenwich, CT 06870	$ 0	0.00%	0	0.00%

RBC Alternative Assets LP 53 Forest Avenue Old Greenwich, CT 06870	$ 0	0.00%	0	0.00%

The table of selling securityholders contained on pages 47-49 of the prospectus, is hereby amended to add the following additional selling securityholders.

Name and Address	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
HFR RVA Select Performance Master Trust 53 Forest Avenue Old Greenwich, CT 06870	$135,000	0.06%	2,047	*

Argent Classic Convertible Arbitrage Fund II, L.P. 55 Vilcom Circle, Suite 200 Chapel Hill, NC 27514	$600,000	0.25%	9,098	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 15.1627 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described in “Description of Notes—Conversion Rights—Adjustment to Conversion Rate.” The amount of common stock issuable upon conversion of the notes may only be decreased in this registration statement. The total number of shares of our common stock issuable upon conversion of the notes (in situations other than dilution) can only be increased through the use of a new registration statement. The number of shares offered by all selling securityholders will not be increased.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 52,033,562 shares of common stock outstanding as of October 2, 2003. In calculating the percentage of common stock outstanding for each holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

Investing in the notes and our common stock involves risks, which are described under “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2004.